Exhibit 12B


                                 UNION ELECTRIC COMPANY
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         AND
                         PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                        Year Ended December 31,
                                                 -----------------------------------------------------------------------

                                                    1993          1994          1995           1996           1997
                                                                  (Thousands of Dollars Except Ratios)

Net income                                          $297,160      $320,757      $314,107       $304,876        $301,655
Add - Extraordinary items, net of tax                      -             -             -              -          26,967
Net income from continuing operations......          297,160       320,757       314,107        304,876         328,622
     Taxes based on income.................          182,716       203,827       207,734        196,210         199,763
     Fixed charges (see below).............          130,914       142,411       138,071        136,102         142,403
                                                 ------------  ------------  ------------   ------------  --------------

Earnings available for fixed
    Charges and preferred stock
    dividend requirements of Company                $610,790      $666,995      $659,912       $637,188        $670,788

   Fixed charges:
       Interest on debt....................         $124,430      $135,608      $129,239       $128,375        $135,004
       Amortization of premium and
         discount, less expense, on
         debt; and bond defeasance
         cost..............................            5,170         5,504         5,502          4,269           3,672
       Rentals (see note)..................            1,314         1,299         3,330          3,458           3,727
                                                 -----------   -----------   -----------    -----------   -------------
         Total fixed charges...............         $130,914      $142,411      $138,071       $136,102        $142,403

Preferred stock dividend requirements
  of Company *(Adjusted for income
  tax effect)...............................          21,537        20,514        20,808         20,612          13,074
                                                 ------------  ------------  ------------   ------------  --------------

Total fixed charges and preferred
    stock dividend requirements.............        $152,451      $162,925      $158,879       $156,714        $155,477
                                                 ============  ============  ============   ============  ==============


Ratio of earnings to fixed charges
    and preferred dividends.................           4.006         4.094         4.154          4.066           4.314
                                                 ============  ============  ============   ============  ==============

Note: Represents the interest factor applicable to rentals.

* See following page for supporting computation.

EX-12B Cont.

                             UNION ELECTRIC COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       AND
                      PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                                      Year Ended December 31,
                                              -------------------------------------------------------------------------

                                                    1993          1994          1995           1996           1997
                                                                (Thousands of Dollars Except Ratios)



Computation of preferred stock
    dividend requirements of Company,
    adjusted for income tax effect*.
      preferred stock dividend require-
          ments of Company, as shown on
          statement of earnings............          $14,087       $13,252       $13,250        $13,249         $8,817

     Less deductible preferred stock
     dividends**...........................            1,973         1,816         1,816          1,816          1,816
                                                 ------------  ------------  ------------   ------------  -------------

     Non-deductible preferred stock
     dividends.............................          $12,114       $11,436       $11,434        $11,433         $7,001
                                                 ============  ============  ============   ============  =============

     Excess of net income before income
     taxes over net income (percentage)
     See note below........................            61.5%          63.5%         66.1%          64.4%          60.8%
                                                       =====          =====         =====          =====          =====

     Income tax effect on non-deductible
         preferred stock dividends*........           $7,450        $7,262        $7,558         $7,363         $4,257
     Add:
        Deductible preferred stock
        Dividends (above)..................            1,973         1,816         1,816          1,816          1,816
        Non-deductible preferred stock
        dividends (above)..................           12,114        11,436        11,434         11,433          7,001
                                                 ------------  ------------  ------------   ------------  -------------

     Preferred stock dividend requirements
            of Company, adjusted for income
            tax effect......................         $21,537       $20,514       $20,808        $20,612        $13,074
                                                 ============  ============  ============   ============  =============
Note: Calculated as follows -
               Net income before income
                    taxes...................        $479,876      $524,584      $521,841       $501,086       $528,385
               Less net income..............         297,160       320,757       314,107        304,876        328,622
                                                 ------------  ------------  ------------   ------------  -------------
               Excess - Taxes based on
                   income....................       $182,716      $203,827      $207,734       $196,210       $199,763
                                                 ============  ============  ============   ============  =============
                   - Percentage of net income..         61.5%         63.5%         66.1%          64.4%          60.8%
                                                        ====          ====          ====           ====           ====

* Income tax adjustment to reflect pre-tax earnings required to meet preferred stock dividend.
** Dividends deductible on federal income tax return.
